Exhibit 10.4

SIXTH AMENDED AND RESTATED

ART RENTAL

AND

LICENSING AGREEMENT

between

STEPHEN A. WYNN

(Lessor)

and

WYNN LAS VEGAS, LLC

(Lessee)

Dated July 1, 2012

SIXTH AMENDED AND RESTATED

ART RENTAL AND LICENSING AGREEMENT

This Sixth Amended and Restated Art Rental and Licensing Agreement (“Agreement”), is entered into this 1st day of July, 2012 (the “Effective Date”), by and between STEPHEN A. WYNN (“Lessor”) and WYNN LAS VEGAS, LLC (“Lessee”).

R E C I T A L S

A. Lessor is the owner of the paintings and other art works identified in Exhibit A attached hereto and incorporated herein by this reference (collectively, the “Works”), which may be updated from time to time in accordance with this Agreement. Works shall only include Works deemed to be on display by Lessee as provided in Section 7.

B. Lessor wishes to lease to Lessee, and Lessee wishes to lease from Lessor, the Works, in order to publicly display the Works at various public locations within the Wynn Las Vegas/Encore resort at 3131 Las Vegas Boulevard South, Las Vegas, Nevada as well as the aircraft that is owned by affiliates of Lessee (the “Resort”), .

C. By publicly displaying the Works, Lessor and Lessee desire to promote the Works and to enhance the cultural and educational opportunities for Nevada residents and visitors.

A G R E E M E N T

Based upon the foregoing and the following terms and conditions, the parties hereto agree that the foregoing recitals are true and correct and as follows:

1. Rental. Upon the terms and subject to the conditions of this Agreement, Lessor hereby grants to Lessee a continuing right to publicly display the Works in the Resort, and Lessee hereby accepts from Lessor the rental of the works. The installation layout and plan for the Works shall be subject to Lessor’s prior approval.

2. Compliance with Law. Lessee agrees to maintain the Works on public display, make the Resort available for student tours, and take such other actions as may be necessary or appropriate for meeting the requirements of Sections 361.068, 361.186, 374.291 and 374.2911 of the Nevada Revised Statutes (“NRS”), and agrees to comply with NRS 597.720, et seq., and all other applicable laws.

3. Exhibition and Promotion. Lessee agrees (a) to exhibit the Works in a manner approved by Lessor, (b) to transport, handle, care for, and display the Works in a manner consistent with the world-class quality of the Works, (c) to maintain the Resort as a first-class facility, and (d) to promote the Works through “Openings,” “Receptions,” and public events.

4. Merchandising. To the extent, if any, that he possesses the required rights, Lessor hereby authorizes Lessee to develop, manufacture (by subcontract or otherwise), and sell such merchandising and promotional items based upon the Works as Lessee may determine in its best business judgment. To the extent, if any, that he possesses any such rights in any Work, Lessor hereby grants to Lessee a nonexclusive license for such purposes for the period of the rental of such Work hereunder. In the event that any Work is withdrawn or rental terminated, the corresponding license shall automatically terminate; provided, however, that following such termination, Lessee shall have the right to sell its remaining inventory of the applicable merchandise. The merchandise and promotional items based on the Works may include, but are not limited to, educational catalogues, educational works (including audiovisual and audio recordings), fine art reproductions, and retail merchandise based upon the Works. Lessee shall be solely responsible for clearing and/or obtaining such rights, for obtaining all required permissions, and for taking all reasonable steps necessary to obtain intellectual property protection for said items based on the Works, all of which shall, with respect to any Work, inure to the benefit of Lessee during the rental of such Work hereunder and to the benefit of Lessor thereafter. Notwithstanding any other provision of this Agreement (including without limitation this Section 4 and Section 11 below), Lessor does not make (and hereby disclaims) any and all representations and/or warranties to Lessee or otherwise in respect of the Works or any rights in the Works, including, but not limited to, title, quiet enjoyment, authenticity, copyright, or moral rights. Lessor shall not have any liability to Lessee in respect of any, and Lessee hereby expressly and to the full extent permitted by law waives as against Lessor all, claims. damages, expenses, fees, or losses that may be incurred by or threatened against Lessee as a result of the Works being leased to Lessee, in the possession of Lessee during the term hereof, displayed at the Resort and/or reproduced (by, on behalf of, or with the consent of Lessee) in merchandising, promotional, or other items relating to the Works.

5. Rental Fees. Lessee agrees to pay to Lessor a rental fee of One Dollar ($1.00) on the Effective Date and each anniversary of the Effective Date.

6. Additions, Withdrawals, and Termination. Lessor and Lessee may, by mutual agreement, add other art works from time to time to the Works covered by this Agreement. Lessor shall have the right to withdraw any but not all of the Works from this Agreement and terminate the rental of such Work(s) hereunder on fifteen (15) days’ written notice to Lessee. Lessee shall have the right to return any or all Works covered by this Agreement and terminate the rental of such Work(s) hereunder on thirty (30) days’ written notice to Lessor. Upon termination of the rental of any Work hereunder, Lessee shall have no further right or license with respect to such Work, except to the extent that, under Section 4 and Section 11 hereof, Lessee is specifically provided with a six-month period to discontinue sales and use of merchandise. The parties shall periodically update Exhibit A hereto to reflect Works added to or withdrawn from this Agreement. The parties shall also maintain separate records indicating which Works are added to or withdrawn from the Agreement. Notwithstanding the foregoing, and without prejudice to any other rights or remedies that Lessor may have hereunder,

Lessor may terminate the rental of all Works hereunder (a) by delivery of notice to Lessee no less than ninety (90) days in advance of the date selected by Lessor for termination, or (b) immediately by delivery of notice to Lessee at any time if any of the following events occurs: (i) Lessor ceases to be the Chairman of the Board and Chief Executive Officer of Wynn Resorts, Limited (“Wynn Resorts”), or any successor company; (ii) there is filed any petition in bankruptcy by or against Lessee or any of Wynn Resorts’ other subsidiary companies (collectively, the “Lessee Parties”), which petition is not dismissed within ninety (90) days of its filing, or there is appointed a receiver or trustee to take possession of any of the Lessee Parties or of all or substantially all of the assets of any Lessee Parties, or there is a general assignment by any of the Lessee Parties for the benefit of creditors, or any action is taken by or against any of the Lessee Parties under any state or federal insolvency or bankruptcy act, or any similar law now or hereafter in effect, including, without limitation, the filing of execution or attachment against any of the Lessee Parties and such levy continues in effect for a period of sixty (60) calendar days; or (iii) Lessee defaults under any material provision of this Agreement and fails to cure such default within seven (7) days after it receives written notice of such default from Lessor unless such default relates to the care, custody, or protection of any of the Works, in which event such default must be cured immediately upon notice from Lessor. Upon termination of the rental of all Works hereunder, this Agreement shall automatically terminate; provided, however, that the termination of this Agreement shall not affect the obligations of the parties under Sections 5, 7, 9 or 10 hereof or any other provision that can be fulfilled only after the termination date.

7. Insurance. Lessee shall, at its expense, insure the Works on a “wall-to-wall” basis, for the full rental period hereunder (including, without limitation, terrorism insurance), in an amount equal to the value of the Works as stipulated in writing by Lessor, provided, however that Lessee shall not be responsible for insuring the Works during any period when the Works are not on display or are in transit to or from the Resort (the “Non-Displayed Period”). The parties agree that for purposes of this Section 7 the Non-Display Period shall also include, and the Works shall be deemed to not be on display, any time the Works are on display in the offices of Lessor (including adjacent conference room) or Lessor’s executive assistants. The parties also agree that for purposes of this Section 7, the Works shall be deemed to on display any time the Works appear in any public area of the Resort, including within the offices of any executive located in the Resort, other than the offices of Lessor (including adjacent conference room) or Lessor’s executive assistants. Upon reasonable prior notice to Lessee, Lessor shall have the right from time to time to reasonably increase the stated value of any one or more of the Works, and require Lessee to increase the amount of insurance required by this Section 7. Lessor shall be named as an additional insured on Lessee’s insurance policy. A certificate of insurance and a copy of those portions of the insurance policy covering the Works and setting forth any exclusions to coverage shall be furnished by Lessee to Lessor, and shall be subject to Lessor’s reasonable approval as to form and content (including, without limitation, any deductible). The foregoing insurance policy shall include coverage against all risk of physical loss or damage from any external cause while in transit and on location in the Resort during the rental period hereunder. Lessee shall bear sole responsibility and shall be liable to Lessor for all loss, damage, or destruction of the Works and any of them during the rental period hereunder (including, without limitation, loss, damage, or destruction incurred during packing or crating or while in transit) other than during any Non-Displayed Period, regardless of any exceptions, exclusions, or limitations to its insurance policy covering the Works, regardless of fault or the degree of care exercised by Lessee, and regardless of the presence or supervision of, or any direction or approval by, Lessor or any Lessor’s representative; provided, however, that Lessee’s liability in the event of such loss, damage, or destruction shall not exceed the value of the Works as stipulated in writing by Lessor. Lessee shall be responsible to pay any and all deductibles relating to the insurance coverage required by this Section 7. In the event any Work is lost or stolen, and then recovered after Lessor has obtained insurance proceeds, Lessor shall have the option to exchange those insurance proceeds for such Work. In the event any Work is damaged but not destroyed, Lessee agrees to be responsible for both the cost of repairing and restoring such Work and the loss in value of such Work as determined by an appraiser mutually agreed upon by the parties.

8. Security. Lessee agrees to take all reasonable steps necessary to secure and protect the Works from loss, theft or injury and to treat them in a manner consistent with maintaining its own most valuable assets at all times the Works are in its possession, control or custody, or in transit to or from Lessor. Without limiting the generality of the foregoing, Lessee shall provide for an adequate number of guards to be on duty in and around the Resort at all times while the Works are in the Resort. All Works shall be within direct sight lines of at least one guard and under direct video surveillance at all times during the rental period hereunder; provided however that with respect to Works located on aircraft, Lessee shall ensure that the Aircraft remains in a secure area at any time any of the Works are placed on the Aircraft. Lessee shall comply with further reasonable security restrictions and arrangements as directed in writing by Lessor. Lessee represents and warrants to Lessor that the Resort is and shall be equipped with adequate fire detection/prevention systems and protected by alarm systems that are activated at all times.

9. Indemnification. Lessee shall indemnify, defend, protect, and hold harmless Lessor, his agents, heirs, assigns, and successors (collectively, “Indemnitees”) from and against any and all claims, damages, liabilities, losses, actions, complaints, or judgments, including, without limitation, attorneys’ fees, threatened against, incurred, or suffered by the Indemnitees, arising out of Lessee’s breach of or failure to perform, under this Agreement, the inaccuracy when made of any representation or warranty made by Lessee, or any act or omission by or on behalf of Lessee or its respective officers, agents, employees, contractors, or representatives, relating to the Works or this Agreement.

10. Taxes. Lessee shall pay all of the following Nevada state and local taxes, along with all interest, penalties, and other additions related thereto: (a) sales and use taxes applicable to the rental of the Works pursuant hereto; and (b) except to the extent provided otherwise in the following sentence, personal property taxes applicable to each of the Works for each fiscal year during which Lessee is renting such Work hereunder. In the event that Lessor withdraws any Work from this Agreement and terminates the rental of such Work hereunder pursuant to the second sentence of Section 6 hereof, Lessor and Lessee shall make an equitable allocation of the personal property taxes applicable to such Work for the fiscal year in which such withdrawal occurs. For purposes of explanation and clarification of this Section 10, the personal property tax obligations of Lessee shall include Works that are on display in the offices of any executive located in the Resort, other than offices of Lessor (including adjacent conference room) or Lessor’s executive assistants.

11. Intellectual Properties. Lessor consents to the photography, filming, videotaping and recordation of the Works for the purpose of obtaining photographic and other copyrights in the new derivative works, which shall be owned and controlled by Lessor, but which is hereby licensed to Lessee for use in advertising, promotion, and merchandising of, and education relating to, the Works, such license to run concurrently, with respect to any Work, with the rental of such Work hereunder. In the event that any Work is withdrawn or rental terminated, the corresponding license shall automatically terminate; provided, however, that following such termination, Lessee shall have six (6) months to discontinue sales and use of the applicable merchandise.

12. Notice. Any notice to be given pursuant to this Agreement by either party to the other shall be in writing and may be effected either by personal delivery, by mail, registered or certified, postage prepaid, with return receipt requested, or by facsimile. Notice by mail shall be sent concurrently with any facsimile notice. Notices shall be addressed to the parties at the address specified below, but each party may change such party’s address by written notice in accordance with this Section 12. Notices delivered personally shall be deemed communicated as of actual receipt; and mailed notices and facsimile notices (with a concurrent mailing) shall be deemed communicated three (3) days after mailing. Notices shall be given as follows:

Wynn Las Vegas, LLC	Mr. Stephen A. Wynn
Legal Department	c/o Wynn Las Vegas, LLC
3131 Las Vegas Boulevard South	3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109	Las Vegas, Nevada 89109
Telephone: 702-770-7000	Telephone: 702-770-7700

13. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties and supersedes any oral or written communications between Lessor and Lessee, with respect to its subject matter, including, without limitation, that certain Fifth Amended and Restated Art Rental Licensing Agreement, as amended, between Lessor and Lessee. This Agreement may be amended only if such amendment is set forth in writing and executed by each of the parties.

14. Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Nevada, regardless of the choice or conflict of laws provisions of Nevada or any other jurisdiction.

15. Assignment; Binding Effect. Lessor may assign any or all of his rights and obligations under this Agreement. Lessee may not assign all or any portion of its rights or obligations under this Agreement without Lessor’s prior consent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns. This Agreement does not create, and shall not be construed or deemed to create, any rights or benefits enforceable by or for the benefit of any person or entity other than the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns.

16. Headings; Context. All headings herein are inserted only for convenience and ease of reference and shall not be considered in the construction or interpretation of any provision of this Agreement. Whenever used in this Agreement, the singular shall include the plural and the plural shall include the singular, and the neuter gender shall include the male and female as well as an entity, all as the context and meaning of this Agreement may require.

17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

“Lessor”

/s/ Stephen A. Wynn

Stephen A. Wynn

“Lessee”

Wynn Las Vegas, LLC, a Nevada limited liability company

By:	/s/ Marilyn Spiegel
Name:	Marilyn Spiegel
Its:	President

EXHIBIT A

WORKS OF ART

Description	Artist	Location

Magritte II,1998 - Sculpture	Escobar, Marisol	Wynn Las Vegas Executive Offices - Lobby

Blue Harbor, 1996	Gilot, Francoise	Outside Kim Sinatra’s Office

Kutani Porcelain Vase With 47 Ronin Design	Kutani, Koko	Mizumi Restaurant Wynn Las Vegas

Nude After Bathus	Ludwig, Daniel	Wynn Las Vegas - Executive Offices (John Strzemp’ s Office)

Jerry-Rigged, 2011 Lacquer on Canvas	Pittman, Lari	In BBJ Aircraft

Makeshift, 2011 Lacquer on Canvas	Pittman, Lari	In BBJ Aircraft

Pavane, 2011 Lacquer on Canvas	Pittman, Lari	By Laurie Nady’s Desk

Yoshino (Area in Japan Where Cherry Blossoms Bloom, size 7’ x4’)	Ryu, Seiho	Executive Conference Room

Composition with Glass	Yasani, Masoud	Marc Schorr’s Office - Wynn Las Vegas

Imari Vase		Mizumi Restaurant Wynn Las Vegas